                                                                    EXHIBIT 99.1

    UNAUDITED PRO FORMA INTERIM CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On January 31, 2005, MetLife, Inc. ("MetLife"), and Citigroup Inc. ("Citigroup"), entered into an Acquisition Agreement (the "Agreement"), pursuant to which MetLife agreed to acquire for $11.5 billion in consideration, subject to certain closing adjustments and financing arrangements, and receipt of regulatory approvals, all of the outstanding shares of capital stock of certain of the domestic and international insurance subsidiaries of Citigroup, referred to as the Citigroup Life Insurance and Annuities businesses ("Citigroup L&A"). The closing is expected to occur during the summer of 2005. The Agreement provides for Citigroup's execution of specific transactions to exclude certain assets and liabilities prior to the closing, and these transactions have been reflected in the Citigroup L&A unaudited historical interim condensed combined financial statements as if completed as of March 31, 2005. The Citigroup L&A unaudited interim condensed combined financial statements are included as an exhibit in the Form 8-K with which this financial information is filed.

     The following unaudited pro forma interim condensed consolidated financial information consolidates the unaudited historical interim condensed consolidated statement of income and unaudited historical interim condensed consolidated balance sheet of MetLife and the unaudited historical interim condensed combined statement of income and unaudited historical interim condensed combined balance sheet of Citigroup L&A. Those unaudited historical interim condensed financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The unaudited pro forma interim condensed consolidated financial information has been prepared using the assumptions described in the notes thereto.

     The unaudited pro forma interim condensed consolidated financial information below should be read in conjunction with the notes thereto and the unaudited historical interim condensed combined financial statements of Citigroup L&A, including the notes thereto, which are also included as an exhibit to the Form 8-K with which this financial information is filed, as well as in conjunction with the unaudited historical interim condensed consolidated financial information of MetLife included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2005. This unaudited pro forma interim condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisition been effective during the period presented or of the future financial position or future results of operations of the consolidated company. The unaudited interim condensed consolidated financial information as of and for the period presented may have been different had the companies actually been consolidated as of or during that period due to, among other factors, possible revenue enhancements, expense efficiencies and integration costs. Additionally, as discussed in Note 1, the actual allocation of the purchase price to the acquired assets and liabilities may vary materially from the assumptions used in preparing the unaudited pro forma interim condensed consolidated financial information.

     The unaudited pro forma interim condensed consolidated financial information below should also be read in conjunction with the Form 8-K filed by MetLife on May 13, 2005. Such Form 8-K includes as exhibits: 1) the historical combined financial statements of Citigroup L&A as of and for the year ended December 31, 2004 and 2) the unaudited pro forma condensed consolidated financial information and notes thereto as of and for the year ended December 31, 2004. The unaudited pro forma condensed consolidated financial information gives effect to the proposed acquisition as if it had occurred at December 31, 2004 for the purposes of the unaudited pro forma condensed consolidated balance sheet and at January 1, 2004 for the purposes of the unaudited pro forma condensed consolidated statement of income. This information has not been updated to reflect the changes in the pro forma effects in the assumption of the March 31, 2005 acquisition date. The historical consolidated financial statements of MetLife as of and for the year ended December 31, 2004 which are an integral part of the unaudited pro forma condensed consolidated financial information as of and for the year ended December 31, 2004 are included in MetLife's Annual Report on Form 10-K.

                                 METLIFE, INC.

        UNAUDITED PRO FORMA INTERIM CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2005

                                                 HISTORICAL           PRO FORMA     PRO FORMA
                                          ------------------------    PURCHASE      FINANCING                         PRO FORMA
                                          METLIFE    CITIGROUP L&A   ADJUSTMENTS   ADJUSTMENTS         NOTES         CONSOLIDATED
                                          --------   -------------   -----------   -----------   -----------------   ------------
                                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                           INCREASE/ (DECREASE)
ASSETS
Investments:
  Fixed maturities available-for-sale,
    at fair value.......................  $182,519      $44,508       $    (88)      $(1,404)       3(a), 3(b)         $225,535
  Equity securities, at fair value......     2,516          391             --            --                              2,907
  Mortgage and other loans..............    31,977        2,349             43            --           3(c)              34,369
  Policy loans..........................     8,953          894              5            --           3(d)               9,852
  Real estate and real estate joint
    ventures held-for-investment........     3,458          279            127            --           3(e)               3,864
  Real estate held-for-sale.............       848           29             13          (478)       3(f), 3(g)              412
  Other limited partnership interests...     3,051        1,326             --            --                              4,377
  Short-term investments................     2,551        3,364             --            --                              5,915
  Trading securities....................       134        1,081             --            --                              1,215
  Other invested assets.................     4,960          338            234            --           3(h)               5,532
                                          --------      -------       --------       -------                           --------
    TOTAL INVESTMENTS...................   240,967       54,559            334        (1,882)                           293,978
Cash and cash equivalents...............     3,925          648        (10,623)       10,623           3(i)               4,573
Common stock issuance and
  distribution..........................        --           --         (1,000)        1,000           3(i)                  --
Accrued investment income...............     2,433          560             --            --                              2,993
Premiums and other receivables..........     7,515        4,146          1,137            --           3(j)              12,798
Deferred policy acquisition costs.......    13,130        3,035         (3,035)           --           3(l)              13,130
Value of business acquired..............     1,668           90          2,904            --        3(m), 3(n)            4,662
Goodwill................................       611          226          4,292            --        3(o), 3(p)            5,129
Other intangible assets.................        14           --            185            --           3(q)                 199
Other assets............................     6,622        1,617              1            74     3(r), 3(ff), 3(s)        8,314
Separate account assets.................    85,786       31,052             --            --                            116,838
                                          --------      -------       --------       -------                           --------
    TOTAL ASSETS........................  $362,671      $95,933       $ (5,805)      $ 9,815                           $462,614
                                          ========      =======       ========       =======                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Future policy benefits................  $100,630      $12,679       $  3,008       $    --        3(j), 3(ff)        $116,317
  Policyholder account balances.........    85,802       35,633          1,831            --           3(k)             123,266
  Other policyholder funds..............     7,226        1,604             --            --                              8,830
  Policyholder dividends payable........     1,048           --             --            --                              1,048
  Policyholder dividend obligation......     1,737           --             --            --                              1,737
  Short-term debt.......................     1,120           --             --         1,000           3(t)               2,120
  Long-term debt........................     7,414          (23)           (87)        4,700        3(a), 3(t)           12,004
  Shares subject to mandatory
    redemption..........................       278           --             --            --                                278
  Current income taxes payable..........        31            8             50           460        3(ff), 3(g)             549
  Deferred income taxes payable.........     2,414          694         (1,709)          (51)       3(u), 3(g)            1,348
  Payables under securities loaned
    transactions........................    31,713        2,331             --            --                             34,044
  Trading securities sold not yet
    purchased...........................        --          369             --            --                                369
  Other liabilities.....................    14,434        2,915           (227)          111        3(v), 3(w)           17,233
  Separate account liabilities..........    85,786       31,052             --            --                            116,838
                                          --------      -------       --------       -------                           --------
    TOTAL LIABILITIES...................   339,633       87,262          2,866         6,220                            435,981
                                          --------      -------       --------       -------                           --------
Stockholders' Equity:
  Common stock, par value $0.01 per
    share;..............................         8           --             --            --                                  8
  Additional paid-in capital............    15,043           --             --           889        3(t), 3(w)           15,932
  Preferred stock, par value $0.01 per
    share;..............................        --           --             --            --                                 --
  Additional paid-in capital............        --           --             --         1,948           3(t)               1,948
  Common stock of Citigroup L&A.........        --          131           (131)           --           3(x)                  --
  Additional paid-in capital............        --        3,138         (3,138)           --           3(x)                  --
  Retained earnings.....................     7,595        4,238         (4,238)          758        3(x), 3(g)            8,353
  Treasury stock, at cost;..............    (1,764)          --             --            --                             (1,764)
  Accumulated other comprehensive
    income..............................     2,156        1,164         (1,164)           --           3(x)               2,156
                                          --------      -------       --------       -------                           --------
    TOTAL STOCKHOLDERS' EQUITY..........    23,038        8,671         (8,671)        3,595                             26,633
                                          --------      -------       --------       -------                           --------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY............................  $362,671      $95,933       $ (5,805)      $ 9,815                           $462,614
                                          ========      =======       ========       =======                           ========
               See accompanying notes to unaudited pro forma interim condensed consolidated financial information.

                                 METLIFE, INC.

     UNAUDITED PRO FORMA INTERIM CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2005

                                               HISTORICAL           PRO FORMA     PRO FORMA
                                         -----------------------    PURCHASE      FINANCING                   PRO FORMA
                                         METLIFE   CITIGROUP L&A   ADJUSTMENTS   ADJUSTMENTS      NOTES      CONSOLIDATED
                                         -------   -------------   -----------   -----------   ------------  ------------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                       INCREASE/(DECREASE)
REVENUES
Premiums...............................  $6,002       $  267          $  --         $ --                        $6,269
Universal life and investment-type
  product policy fees..................     791          232             (1)          --           3(y)          1,022
Net investment income..................   3,217          759            (78)         (23)      3(z), 3(aa)       3,875
Other revenues.........................     299           50            (19)          --          3(bb)            330
Net investment gains (losses)..........     (15)          54             --           --                            39
                                         ------       ------          -----         ----                        ------
      TOTAL REVENUES...................  10,294        1,362            (98)         (23)                       11,535
                                         ------       ------          -----         ----                        ------
EXPENSES
Policyholder benefits and claims.......   5,962          320            (10)          --           3(j)          6,272
Interest credited to policyholder
  account balances.....................     795          371            (62)          --           3(k)          1,104
Policyholder dividends.................     415           --             --           --                           415
Other expenses.........................   1,973          274            (39)          70       3(cc), 3(dd)      2,278
                                         ------       ------          -----         ----                        ------
      TOTAL EXPENSES...................   9,145          965           (111)          70                        10,069
                                         ------       ------          -----         ----                        ------
Income from continuing operations
  before provision for income taxes....   1,149          397             13          (93)                        1,466
Provision for income taxes.............     350          124              4          (32)         3(ee)            446
                                         ------       ------          -----         ----                        ------
INCOME FROM CONTINUING OPERATIONS......  $  799       $  273          $   9         $(61)                       $1,020
                                         ======       ======          =====         ====                        ======
EARNINGS PER SHARE
Income from continuing operations
  available to common stockholders
  Basic................................  $ 1.09                                                                 $ 1.31
                                         ======                                                                 ======
  Diluted..............................  $ 1.08                                                                 $ 1.30
                                         ======                                                                 ======
Weighted average number of common
  shares outstanding
    Basic..............................   734.0                                                                  757.0
                                         ======                                                                 ======
    Diluted............................   739.6                                                                  762.6
                                         ======                                                                 ======
           See accompanying notes to unaudited pro forma interim condensed consolidated financial information.

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The unaudited pro forma interim condensed consolidated financial information gives effect to the proposed acquisition as if it had occurred at March 31, 2005 for the purposes of the unaudited pro forma interim condensed consolidated balance sheet and at January 1, 2004 for the purposes of the unaudited pro forma interim condensed consolidated statement of income. The unaudited pro forma interim condensed consolidated financial information has been prepared by MetLife's management and is based on MetLife's unaudited historical interim condensed consolidated financial statements and Citigroup L&A's unaudited historical combined financial statements, which have been prepared by Citigroup. Certain amounts from Citigroup L&A's unaudited historical combined financial statements have been reclassified to conform to the MetLife presentation. In accordance with Article 11 of Regulation S-X, discontinued operations and cumulative effects of changes in accounting and the related earnings per share data have been excluded from the presentation of the unaudited pro forma interim condensed consolidated statement of income.

     This unaudited pro forma interim condensed consolidated financial information is prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The unaudited pro forma interim condensed consolidated balance sheet at March 31, 2005 and the unaudited pro forma interim condensed consolidated statement of income for the three months ended March 31, 2005 have been prepared using the following information:

     (a) Unaudited historical interim condensed consolidated financial statements of MetLife as of and for the three months ended March 31, 2005;

     (b) Unaudited historical interim combined financial statements of Citigroup L&A as of and for the three months ended March 31, 2005; and

     (c) Such other supplementary information as considered necessary to reflect the acquisition in the unaudited pro forma interim condensed consolidated financial information.

     The pro forma adjustments reflecting the acquisition of Citigroup L&A under the purchase method of accounting are based on certain estimates and assumptions. The pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the acquisition and the allocation of the purchase price of Citigroup L&A will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Citigroup L&A's operating results between the date of preparation of this unaudited pro forma interim condensed consolidated financial information and the effective date of the acquisition. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. MetLife's management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma interim condensed consolidated financial information.

     The excess of the purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, has been allocated to goodwill. The unaudited pro forma interim condensed consolidated financial information does not include the anticipated financial benefits or expenses from such items as expense efficiencies or revenue enhancements arising from the acquisition nor does the unaudited pro forma interim condensed consolidated financial information include the portion of restructuring and integration costs to be incurred by MetLife.

     The unaudited pro forma interim condensed consolidated financial information is not intended to reflect the results of operations or the financial position that would have resulted had the acquisition been affected on the dates indicated, or the results that may be obtained by the consolidated company in the future. The unaudited pro forma interim condensed consolidated financial information should be read in conjunction with

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

the unaudited historical interim condensed consolidated financial statements of MetLife included in MetLife's Quarterly Report on Form 10-Q for the three months ended March 31, 2005, the unaudited historical combined financial statements of Citigroup L&A for the three months ended March 31, 2005 included as an exhibit in the Form 8-K with which this financial information is filed, and the other information in the Form 8-K.

     The unaudited pro forma interim condensed consolidated financial information should also be read in conjunction with the Form 8-K filed by MetLife on May 13, 2005. Such Form 8-K includes as exhibits: 1) the historical combined financial statements of Citigroup L&A as of and for the year ended December 31, 2004 and 2) the unaudited pro forma condensed consolidated financial information and notes thereto as of and for the year ended December 31, 2004. The historical consolidated financial statements of MetLife as of and for the year ended December 31, 2004 which are an integral part of the unaudited pro forma condensed consolidated financial information as of and for the year ended December 31, 2004 are included in MetLife's Annual Report on Form 10-K.

2.  PURCHASE PRICE AND FINANCING CONSIDERATIONS

     Pursuant to the Agreement, MetLife will pay Citigroup $11.5 billion in consideration for all of the outstanding shares of capital stock of certain of the domestic and international insurance subsidiaries of Citigroup, constituting the Citigroup L&A businesses. The Agreement provides for Citigroup's execution of specific transactions to exclude certain assets and liabilities prior to the closing, and these transactions have been reflected in the Citigroup L&A unaudited historical interim condensed combined financial statements as if completed as of March 31, 2005. The closing is expected to occur during the summer of 2005. This purchase price is subject to certain adjustments at closing, including adjustments based on differences between estimated and actual equity at closing and agreed-upon minimum risk based capital ("RBC") levels. The potential purchase price adjustments are more fully described in the Agreement.

     Under the terms of the Agreement, MetLife may, at its discretion, issue up to $3 billion of its common stock to Citigroup as part of the funding of the purchase price. The remainder of the purchase price must be paid in cash. The financing related to the cash portion of the purchase price will be finalized immediately prior to the closing of the transaction and may include the use of short-term bridge financing.

     The unaudited pro forma interim condensed consolidated financial information included herein reflects management's best estimate of the forms and amounts of financing at the time this unaudited pro forma interim condensed consolidated financial information was prepared. The actual form of financing of the acquisition may involve different forms of financing and/or different amounts of the same financing vehicles. These differences in form and amount of financing could result in materially different pro forma adjustments than those presented in this unaudited pro forma interim condensed consolidated financial information. The actual financing forms and amounts of financing will not be determined until shortly before the closing date of the acquisition. The unaudited pro forma interim condensed consolidated financial information presented herein assumes the following:

     (i) MetLife will issue $1 billion, 23.0 million shares, of common stock to Citigroup in the transaction. For purposes of computing the number of shares of common stock to be issued to Citigroup, the price of the MetLife common stock to be issued is assumed to be $43.53 per common share, which represents the average closing price of MetLife's common stock on the New York Stock Exchange for the ten-day period ending May 26, 2005. The impact on pro forma earnings per share of issuing the maximum amount, $3 billion, of consideration in common stock is described in Note 4. The number of shares to be issued for purposes of that calculation was computed using the same average closing price as described above.

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

     (ii) The remaining $10.5 billion of purchase price will be paid to Citigroup in cash and will be funded by MetLife in part through:

        a) The sale of a real estate property and available-for-sale fixed maturity securities. The unaudited pro forma interim condensed consolidated statement of income reflects the reduction in investment income from the sale of such fixed maturity securities. The unaudited pro forma interim condensed consolidated statement of income does not reflect the investment income or the gain/(loss) on the sale of such investments as such investment income and gains/(losses) would be reported as discontinued operations or are sales that would not be part of the normal course of business.

        b) The issuance of commercial paper and various forms of securities including senior debt, mandatorily convertible equity units, and perpetual preferred stock. The unaudited pro forma interim condensed consolidated statement of income reflects the impact of these financing arrangements using MetLife's current anticipated borrowing and dividend rates for such types of securities.

           These assumptions are made based on the best information available at the time the unaudited pro forma interim condensed consolidated financial information was prepared. Changes in risk-free interest rates and credit spreads could change the assumed borrowing and dividend rates for such types of securities.

        c) Bridge financing which would be a short-term substitution for some or all of the longer term financing alternatives may be considered. The amount and term of the bridge financing will depend upon the timing of the closing of the transaction in combination with market access and market conditions at such time.

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

     For purposes of presentation in the unaudited pro forma interim condensed consolidated financial information, the financing of the acquisition and allocation of purchase price is assumed to be as follows:

                                                                       EXPECTED
                                                        RANGE OF        ANNUAL               EXPECTED
                                       ANTICIPATED      POTENTIAL     INTEREST/       INTEREST/DIVIDEND(4)(5)
                                        FINANCING       FINANCING      DIVIDEND    -----------------------------
                                         AMOUNT          AMOUNTS      RATE(4)(5)      ANNUAL         QUARTERLY
                                      -------------   -------------   ----------   -------------   -------------
                                      (IN MILLIONS)   (IN MILLIONS)      (%)       (IN MILLIONS)   (IN MILLIONS)
SOURCES:
Cash................................     $ 3,049      $2,500-3,500     (1)(2)         (1)(2)          (1)(2)
Debt................................       3,700       3,000-5,000    2.85-6.00%       $175            $44
Mandatorily convertible equity
  units.............................       2,000       2,000-3,000    3.50-4.50%        80              20
Perpetual preferred stock...........       2,000       1,000-2,000    4.00-6.50%       120              30
MetLife, Inc. common stock..........       1,000       1,000-3,000       (3)           (3)             (3)
                                         -------
       Total sources of funds.......     $11,749
                                         =======
USES:
Debt and equity issuance
  costs -- See pro forma adjustments
  3(s) and 3(t) in Note 3...........     $   126
                                         -------
Other transaction costs -- See pro
  forma adjustment 3(i) in Note 3...         123
Purchase price paid to Citigroup....      11,500
                                         -------
  Total purchase price..............      11,623
                                         -------
     Total uses of funds............     $11,749
                                         =======
PURCHASE PRICE ALLOCATION:
Total purchase price................     $11,623
                                         -------
Net balance sheet assets acquired:
Carrying value of net balance sheet
  assets prior to the acquisition...       8,671
Estimated fair value adjustments....      (1,566)
                                         -------
Estimated fair value of net balance
  sheet assets acquired.............       7,105
                                         -------
Goodwill............................     $ 4,518
                                         =======

---------------

(1) A real estate property with a carrying value of $478 million was sold on May 4, 2005 for $1,720 million, resulting in a gain of $758 million, net of current income taxes payable of $460 million, deferred income taxes of ($51) million and transaction costs of $75 million. The real estate was sold to facilitate the funding of the acquisition. Net investment income on such real estate property is $67 million during 2004 and $16 million during the three months ended March 31, 2005. The sale of the real estate property is reflected as a pro forma adjustment in the unaudited pro forma interim condensed consolidated balance sheet. The unaudited pro forma interim condensed consolidated statement of income does not reflect the anticipated gain on the sale of such investment or the related net investment income, which are reported as discontinued operations. See pro forma adjustment 3(g).

(2) The sale of fixed maturities with a carrying value of $1,404 million have been assumed sold to fund the purchase price. The net investment income on such fixed maturities of $92 million for the year 2004 was computed based upon the average yield of fixed maturities of 6.55% during 2004. The sale of the fixed maturities and the elimination of one fourth of the related annual investment income, $23 million for the three months ended March 31, 2005, are reflected as pro forma adjustments in the unaudited pro forma interim condensed consolidated balance sheet and unaudited pro forma interim condensed consolidated

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

    statement of income, respectively. Any gain/loss on the sale of such investments would not be part of the normal course of business and, as such, has not been reflected in the accompanying unaudited pro forma interim condensed consolidated statement of income for the three months ended March 31, 2005. See pro forma adjustment 3(b).

(3) Common stock dividend rates are set annually and are not reflected in the unaudited pro forma interim condensed consolidated financial information.

(4) Debt and perpetual preferred stock may be issued in one or more series. Debt securities are expected to consist of a combination of instruments with varying maturities and interest rates, which may be fixed or floating. The perpetual preferred stock is also expected to consist of a mix of fixed and floating rate issuances.

    The ranges of interest and dividend rates noted above, which have been used to calculate the impact of the financing on the unaudited pro forma interim condensed consolidated financial information, reflect the range associated with such potential issuances and are based on MetLife's borrowing rates to the date of this Form 8-K. The actual interest and dividend rates may differ from those estimated above.

    The range of interest rates presented above relative to the mandatorily convertible equity units (MCEUs) reflects only the interest rate on the debt portion of such securities. The rate on the MCEUs presented above does not reflect the contractual payment rate on the forward share purchase contract associated with such securities, which has been assumed to be 2%, and is reflected on a discounted basis as a $111 million reduction in additional paid-in capital. The discount of such contractual payments is amortized into income over the estimated three year term of such contracts.

    MetLife's borrowing rates are sensitive to changes in risk-free rates and credit spreads. An increase or decrease in composite interest rates of one-quarter of a percent on debt issuances would result in a change in annual interest expense of $13 million ($3 million quarterly). Preferred dividends would change by $5 million ($1 million quarterly) as a result of a one-quarter of a percent change in dividend rates and the related impact on earnings per share would be minor.

(5) In addition to the financing alternatives shown above, MetLife entered into a $7 billion senior bridge credit facility with Bank of America N.A. Funding under the senior bridge credit facility, if it occurs, may occur in up to two parts, so long as the first funding relates to the acquisition of not less then 80% of the value of the assets contemplated to be acquired pursuant to the Agreement. The net cash proceeds of certain of the financing alternatives shown above will be used to repay or reduce the amount available under the senior bridge credit facility. Loans under the senior bridge credit facility may be base rate loans or eurodollar rate loans. Base rate loans bear interest at the higher of (i) the Federal Funds Rate plus 1/2 of 1%, and (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its prime rate. Eurodollar rate loans bear interest at LIBOR divided by 1.00 minus the reserve percentage in effect under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement with respect to eurocurrency funding. Any amounts borrowed under the senior bridge credit facility must be repaid by the 364th day after the earlier of (i) the seventh day prior to the first closing date of the Acquisition, and (ii) June 24, 2005. As the bridge financing is expected to be temporary in nature, it would be a substitute for certain of the aforementioned financing alternatives, and would bear a short-term interest rate; therefore, no additional interest expense has been reflected in the accompanying unaudited pro forma interim condensed consolidated financial information.

     The purchase price is allocated to balance sheet assets acquired (including identifiable intangible assets arising from the acquisition) and liabilities assumed based on their estimated fair value. The fair value adjustments to the Citigroup L&A unaudited historical interim condensed combined balance sheet in connection with the acquisition are described below in Note 3. The excess of the total purchase consideration over the estimated fair value of the net assets acquired, together with capitalized costs, is allocated to goodwill.

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

3.  PRO FORMA ADJUSTMENTS

   ADJUSTMENTS

     As discussed above, these pro forma adjustments are based on certain estimates and assumptions made as of the date of the unaudited pro forma interim condensed consolidated financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of Citigroup L&A between March 31, 2005 and the effective date of the acquisition. MetLife expects to make such adjustments at the effective date of the acquisition. These adjustments may be different from the adjustments made to prepare the unaudited pro forma interim condensed consolidated financial information and such differences may be material.

     (a) Elimination of the fair value of $88 million in fixed maturities available-for-sale held by Citigroup and issued by MetLife and the related historical cost of the debt securities issued by MetLife of $87 million. For the three months ended March 31, 2005, the related interest expense to MetLife and interest income to Citigroup L&A of $2 million has also been eliminated in the accompanying unaudited pro forma interim condensed consolidated statement of income.

     (b) Sale by MetLife of fixed maturities available-for-sale with a carrying value of $1,404 million to fund the acquisition of Citigroup L&A. The unaudited pro forma interim condensed consolidated statement of income reflects a reduction in net investment income as a result of the assumption that the sale of such fixed maturity securities would have occurred at the beginning of 2004. The net investment income foregone is computed based upon the average yield of fixed maturities of 6.55% in 2004 (annually $92 million) and is $23 million during the three months ended March 31, 2005. Any gain/loss on the sale of such investments would not be part of the normal course of business and, as such, has not been reflected in the accompanying unaudited pro forma condensed consolidated statement of income.

     (c) Fair value adjustment of $43 million for the difference between the estimated fair value and carrying value of Citigroup L&A's investment in mortgage and other loans. Related amortization of the fair value adjustment during the three months ended March 31, 2005 is estimated to be $4 million in the unaudited pro forma interim condensed consolidated statement of income for the three months ended March 31, 2005.

     (d) Fair value adjustment of $5 million for the difference between the estimated fair value and carrying value of Citigroup L&A's investment in policy loans. Related amortization of the fair value adjustment during the three months ended March 31, 2005 is immaterial in the unaudited pro forma interim condensed consolidated statement of income.

     (e) Fair value adjustment of $127 million relates to Citigroup L&A's investment in real estate and real estate joint ventures held-for-investment. Related amortization of the fair value adjustment during the three months ended March 31, 2005 is estimated at $1 million and is reflected as a reduction in net investment income in the unaudited pro forma interim condensed consolidated statement of income.

     (f) Fair value adjustment of $13 million relates to Citigroup L&A's investment in real estate held-for-sale. No related amortization of the fair value adjustment was estimated to have occurred during the three months ended March 31, 2005.

     (g) A real estate property with a carrying value of $478 million was sold on May 4, 2005 for $1,720 million, resulting in a gain of $758 million, net of current income taxes payable of $460 million, deferred income taxes of ($51) million and transaction costs of $75 million. The real estate property was sold to facilitate the funding of the transaction. As the gain and the net investment income is reported as discontinued operations, it has not been reflected in the

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

          accompanying unaudited pro forma interim condensed consolidated statement of income. The gain has been reflected as an increase in equity in the accompanying unaudited pro forma interim condensed consolidated balance sheet.

     (h) Fair value adjustment of $234 million for the difference between the estimated fair value and carrying value of Citigroup L&A's investment in other invested assets -- principally the purchase accounting adjustment related to the elimination of the historical deferred policy acquisition costs and the establishment of value of business acquired ("VOBA") related to certain joint ventures acquired. Related amortization of the fair value adjustment during the three months ended March 31, 2005 is estimated at $3 million and is reflected as a reduction in other revenues in the unaudited pro forma interim condensed consolidated statement of income.

     (i) The pro forma financing adjustment represents the cash and cash equivalent position of $10,623 million resulting from the issuance of the commercial paper, senior debt, mandatorily convertible equity units, and perpetual preferred stock as well as the sale of real estate and fixed maturity securities. The common stock issuance of $1,000 million is reflected separately from the cash financing sources in the pro forma financing adjustments column. The remittance to Citigroup of $10,500 million of cash and $1,000 million in common stock to acquire Citigroup L&A, plus transaction costs to other parties, is reflected in the pro forma purchase adjustments column.

          The transaction costs of $123 million represent an estimate of the costs that the Company expects to incur over a two year period. These costs consist primarily of investment banker and legal fees, severance payments, relocation costs, lease terminations, and closing of facilities of Citigroup L&A and have been included in the purchase price. Actual costs may vary from such estimates.

     (j) The pro forma purchase adjustment of $1,137 is comprised of an adjustment of $1,571 million to reinsurance recoverable representing an increase in reinsurance recoverable for benefits ceded to reinsurers and is computed using the same assumptions that were used to determine the purchase accounting adjustment to the liability for future policy benefits offset by the elimination of the reinsurance recoverable on the liability for future policy benefits of $434 between MetLife and Travelers Insurance Company, a subsidiary of Citigroup L&A, related to a reinsurance agreement between the two entities which will become an intercompany arrangement upon acquisition.

          The pro forma purchase adjustment of $3,008 is comprised of an adjustment to the liability for future policy benefits of $3,222 million representing the difference between the Citigroup L&A carrying value of such liabilities and the purchase accounting basis of such liabilities using current assumptions, plus an adjustment of $212 million related to Citigroup L&A's Argentinian operations as described in pro forma adjustments 3(ff)(i) and (ii), and offset by the elimination of reinsurance recoverable on the liability for future policy benefits of $426 million between MetLife and Travelers Insurance Company.

          Amortization of the adjustment to the liability for future policy benefits resulted in a decrease in policyholder benefits and claims of $10 million for the three months ended March 31, 2005.

     (k) The adjustment to policyholder account balances of $1,831 million represents the adjustment of the Citigroup L&A's carrying value to amounts based on expected liability cash flows discounted at current crediting rates.

          Interest credited to policyholder account balances for the three months ended March 31, 2005 decreased by $62 million as a result of the revaluation of policyholder account balances.

     (l) Elimination of Citigroup L&A's historical deferred policy acquisition costs of $3,035 million, and related amortization of $108 million during the three months ended March 31, 2005.

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

     (m) Elimination of Citigroup L&A's historical VOBA of $90 million and related amortization for the three months ended March 31, 2005 of $2 million.

     (n) The VOBA reflects the estimated fair value of in-force contracts and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in force at the acquisition date. VOBA is based on actuarially determined projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience on the purchased business may vary from these projections. An 11.5% discount rate is used to value VOBA.

          VOBA is amortized in relation to estimated gross profits or premiums, depending on product type. If estimated gross profits or premiums differ from expectations, the amortization of VOBA is adjusted to reflect actual experience. At March 31, 2005, the VOBA balance is estimated at $2,994 million. The estimated amortization for the three months ended March 31, 2005 is $73 million.

          The following table provides an estimated amortization of the pro forma consolidated VOBA from 2005 to 2009:

                                                                         (IN MILLIONS)
           Nine months ended December 31, 2005.........................      $233
           2006........................................................      $307
           2007........................................................      $292
           2008........................................................      $268
           2009........................................................      $242

     (o)  Elimination of Citigroup L&A's historical goodwill of $226 million.

     (p) Represents the goodwill of $4,518 million arising from the transaction. See computation in Note 2.

     (q) Represents the recognition of identifiable other intangible assets, comprised of the Citigroup L&A distribution agreements and customer relationships acquired as a part of the purchase. The estimated fair value of the distribution agreements and customer relationships are $173 million and $12 million, respectively, for a total of $185 million. The identifiable other intangibles will be amortized in relation to the expected economic benefits of the agreement. The estimated amortization for the three months ended March 31, 2005 is not material.

     (r) Fair value adjustment of $1 million for the difference between the estimated fair value and carrying value of Citigroup L&A's other assets of $24 million and a recoverable from Citigroup of $25 million as described in pro forma adjustment 3(ff)(iii). The estimated amortization for the three months ended March 31, 2005 is not material.

     (s) The pro forma financing adjustment represents the costs associated with the issuance of commercial paper, senior debt and mandatorily convertible equity units of $74 million. During the three months ended March 31, 2005, $5 million of such costs are assumed to be amortized.

     (t) The pro forma financing adjustment to debt represents the issuance of $1,000 million of commercial paper, $2,700 million of senior debt, and $2,000 million of mandatorily convertible equity units as described in
          Note 2. Related interest expense is also described in Note 2. Related debt issuance costs, and their amortization, are described in pro forma adjustment 3(s).

          The pro forma financing adjustment to equity represents the issuance of $1,000 million of common stock to Citigroup and $2,000 million of perpetual preferred shares as described in Note 2. Approximately $52 million in costs is associated with the issuance of the perpetual preferred stock and has been reflected as a reduction of their carrying value.

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

     (u) Deferred income taxes are adjusted to reflect the income tax effects of the pro forma purchase adjustments and the adjustment of the tax basis of the assets and liabilities acquired as a result of an election under Internal Revenue Code Section 338. The net effect of such adjustments is $1,709 million. The deferred income tax asset is reduced by a valuation allowance of $115 million related to operations in Argentina.

     (v) The pro forma purchase adjustment of $227 million consists of the fair value adjustment to decrease other liabilities for the difference between the estimated fair value and carrying value of Citigroup L&A's other liabilities.

     (w) The pro forma financing adjustment of $111 million records the estimated present value of the contractual payments to be made under the terms of the variable share forward contract component of the mandatorily convertible equity units. Also, a pro forma financing adjustment of $1 million has been made to record three months of accretion on that accrued balance. See Note 2 for further discussion of the terms of the mandatorily convertible equity units.

     (x)  Elimination of Citigroup L&A's historical equity balances.

     (y) The pro forma adjustment of $1 million represents a reclassification of $10 million in surrender fees from other revenues to universal life and investment-type policy fees offset by the elimination of $11 million in amortization of deferred policy fees resulting from the elimination of such deferred revenue, included within the other liabilities pro forma adjustment 3(v), in purchase accounting.

     (z) Decrease in net investment income relates to pro forma purchase adjustments as follows:

           1)   Amortization of the increase in fair value fixed maturities
                available-for-sale..........................................          $(71)
           2)   Amortization of the increase in fair value of mortgage
                loans.......................................................    3(c)    (4)
           3)   Amortization of the increase in real estate
                held-for-investment.........................................    3(e)    (1)
           4)   Elimination of investment income on the MetLife securities
                held by Citigroup...........................................    3(a)    (2)
                                                                                      ----
                                                                                      $(78)
                                                                                      ====

     (aa) Represents the elimination of the investment income on fixed maturity securities of $23 million as described in pro forma adjustment 3(b).

     (bb) Represents a reclassification of $10 million in surrender fees from other revenues to universal life and investment-type policy fees, plus the elimination of $6 million in amortization of deferred ceding commission income resulting from the elimination of such deferred revenue, included within the other liabilities adjustment in pro forma purchase adjustment 3(v) and the amortization of the fair value of other invested assets of $3 million as described in pro forma adjustment 3(h).

     (cc) Decrease in other expenses relates to pro forma purchase adjustments as follows:

           1)   Elimination of intercompany interest expense................    3(a)  $ (2)
           2)   Elimination of amortization on historical deferred policy
                acquisition costs...........................................    3(l)  (108)
           3)   Elimination of historical amortization of VOBA..............    3(m)    (2)
           4)   Amortization of VOBA........................................    3(n)    73
                                                                                      ----
                                                                                      $(39)
                                                                                      ====

     (dd) Interest expense on financing of transaction of $64 million is disclosed in Note 2, amortization of debt issuance costs of $5 million in pro forma financing adjustment 3(s) and $1 million in accretion on accrued contractual payments on mandatorily convertible equity units in pro forma financing adjustment 3(w) for total interest expense of $70 million.

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

     (ee) Represents the income tax effect of all unaudited pro forma condensed consolidated statement of income adjustments using a tax rate of 35%.

     (ff) As a part of the acquisition, MetLife will acquire Citigroup L&A's insurance operations in Argentina. The Argentinian economic, regulatory and legal environment, including interpretation of laws and regulations by regulators and courts, is uncertain. Potential legal or governmental actions related to pension reform, fiduciary responsibilities, performance guarantees and tax rulings could adversely affect the results of the combined company as reflected in the accompanying unaudited pro forma interim condensed consolidated financial information.

          Upon acquisition there are certain liabilities which will be established in purchase accounting as follows (subject to any adjustments to reflect changes in Citigroup L&A's closing balance sheet):

        (i) In order to conform to MetLife's interpretation of applicable Argentine law, death and disability liabilities will increase by an estimated $107 million in Citigroup L&A's managed pension business in Argentina. This increase reflects additional death and disability claims that have occurred through March 31, 2005 but had not yet been approved by the Argentine regulator. MetLife's policy has been to accrue a liability for incurred claims in excess of the claims-made amounts, reflecting management's belief that applicable Argentine law does not relieve the managed pension business from providing for such additional claims. The accrued liability recorded by Citigroup L&A as of March 31, 2005 reflects Citigroup's belief that the managed pension business is only obligated under applicable Argentine law to provide group claims-made coverage to the managed pension business customers.

        (ii) An additional liability of $105 million will be established related to litigation and an impending Supreme Court ruling in connection with the pesification of certain policyholder liabilities from U.S.-dollar-denominated insurance policies in January 2002 when the Argentina government converted all foreign currency denominated financial contracts to Argentinian pesos.

              The unaudited historical interim condensed combined financial statements of Citigroup L&A reflect a liability for future policy benefits for the affected insurance policies based on a conversion ratio of one Argentine peso to one U.S. dollar adjusted by CER (inflation index), which is the conversion ratio specified by the conversion law and implementing regulations for these policies. However, throughout the country and affecting all insurance companies, policyholders have challenged the legality of the conversion of their policies to pesos in various court proceedings. When policyholders have brought similar actions against MetLife's Argentinian insurance companies, MetLife has accrued a liability, which it believes is both probable and reasonably estimable, for the difference between the value of the policy based on its original U.S. dollar terms and current open market currency exchange rates. In accordance with the requirements of Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS No. 141"), a pro forma adjustment of $35 million has been recorded to reflect MetLife's estimate of the present value of such policy liabilities at March 31, 2005.

              The Supreme Court of Justice of Argentina is also currently considering actions challenging the peso conversion as it was applied to insurance policies and annuity contracts. The outcome of the Supreme Court action is uncertain, but MetLife considers it probable that some modification to the original peso conversion will be required and that the most likely modification will be to require a conversion ratio of 1.4 Argentinian pesos to one U.S. dollar, which is the conversion ratio applied to bank deposits. MetLife has estimated the fair value of the additional policy liability required for Citigroup L&A's insurance companies would be approximately $70 million; accordingly, in accordance with SFAS 141, MetLife has recorded an adjustment to record the fair value of such liability. The maximum exposure for these companies if the Supreme Court were to overturn entirely the peso conversion is approximately

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

$190 million. MetLife considers the possibility that the Supreme Court will entirely overturn the peso conversion as applied to insurance policies to be remote because the Supreme Court has previously upheld the peso conversion as applied to bank deposits at a conversion ratio of 1.4 Argentinian pesos to one U.S. dollar.

        (iii) A pro forma purchase adjustment of $50 million at March 31, 2005 has been recorded related to tax contingencies generated upon pesification and the conversion of Argentinian national debt obligations from US dollars to pesos at a conversion rate of 1.4 Argentinian peso to one U.S. dollar adjusted by CER (inflation index). Based on statements from the Argentinian Undersecretary of Public Revenues Ministry of Economy, MetLife believes a tax liability exists on the conversion premium and the CER; accordingly, a liability has been established for this potential tax contingency. A receivable of $25 million from Citigroup has also been established as Citigroup has indemnified MetLife for 50% of such tax contingencies.

  MERGER RELATED COSTS

     MetLife's preliminary integration plan includes merger related costs of approximately $196 million, $127 million net of income taxes. Such costs are not included in the purchase price allocation but are period costs which will be charged to the statement of income as incurred over a two year period subsequent to the closing of the acquisition. As these costs are not a part of the normal operations of MetLife, they have not been reflected in the accompanying unaudited pro forma interim condensed consolidated statement of income. These costs include expenses related to the redeployment of MetLife staff, retention bonuses for Citigroup L&A employees, MetLife employee-related restructuring and integration expenses, system migration, product integration and other infrastructure costs. As integration plans are finalized and implemented, such costs will be more precisely quantified. Actual costs may vary materially from these preliminary estimates.

4.  EARNINGS PER COMMON SHARE

     Pro forma earnings per common share for the three months ended March 31, 2005 has been calculated based on the estimated weighted average number of common shares on a pro forma basis, as described below.

     (a) The historical weighted average number of common shares of MetLife was
         734.0 million and 739.6 million, basic and diluted, respectively, for the three months ended March 31, 2005.

     (b) The pro forma weighted average number of common shares, after giving effect to the acquisition, is 757.0 million and 762.6 million, basic and diluted, respectively, for the three months ended March 31, 2005. The pro forma weighted average number of common shares reflects the issuance of 23.0 million MetLife common shares to Citigroup in the acquisition. For purposes of calculating the number of shares to be issued to Citigroup, the price of the MetLife common shares to be issued is assumed to be $43.53 per common share, which represents the weighted average closing price of MetLife's common shares on the New York Stock Exchange for the ten-day period ending May 26, 2005.

     (c) Estimated quarterly dividends of $30 million on the perpetual preferred stock to be issued in connection with the acquisition have been deducted from income available to common stockholders for purposes of the pro forma earnings per share calculation. See Note 2 for discussion of the dividend rate used in preparing the pro forma earnings per share.

     (d) As discussed in Note 2, the value of shares to be issued to Citigroup by MetLife under the Agreement may range up to $3 billion. This unaudited pro forma interim condensed consolidated financial information assumes that $1 billion of common shares will be issued. The impact of issuing an additional $2 billion of common shares, for a total of $3 billion, to Citigroup would increase the basic and diluted weighted average common shares by 45.9 million shares and reduce both the basic

                                 METLIFE, INC.

               NOTES TO THE UNAUDITED PRO FORMA INTERIM CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

and diluted pro forma earnings per share amounts by $0.06, to $1.25 and $1.24, respectively. The increase in the number of common shares issued by $2 billion reduces the amount of the mandatorily convertible equity units by $2 billion which results in a decrease in interest expense of $20 million, $13 million after income taxes. Debt issuance costs on the mandatorily convertible equity units would decline by $55 million, $36 million after income taxes. The quarterly amortization of debt issuance costs and amortization of the accretion on accrued contractual payments related to the forward share contract component of the mandatorily convertible equity units would also decline by $5 million, $3 million after income taxes, and $1 million, $1 million after income taxes, respectively.